EXHIBIT 99.1

Stratex Networks To Acquire Plessey Broadband Wireless

Acquisition gives Stratex Networks the most complete portfolio of licensed and license-exempt microwave radios.

SAN JOSE, Calif., September 11, 2003 — Stratex Networks, Inc. (NASDAQ: STXN), one of the world’s leading solutions providers for high-speed wireless transmission, today announced the signing of a definitive agreement to acquire Plessey Broadband Wireless, a division of Tellumat. The transaction is scheduled to close on October 1, 2003, subject to customary closing conditions.

With Plessey Broadband Wireless, Stratex Networks acquires a leading license-exempt telecommunications-grade microwave transmission product line. Complementing Stratex Networks’ current licensed product portfolio, the Plessey product line will provide customers the flexibility and convenience of using one supplier for both licensed and unlicensed products in planning and implementing networks.

The asset purchase agreement provides for payment to Tellumat of $3 million in Stratex Networks’ stock and up to $3 million in cash. The cash amount is dependent upon the audited value of the net assets at the time of closing.

“We have been impressed by customer reaction to the Plessey license-exempt product line since we began selling it under a private-label agreement earlier this year,” said Charles Kissner, Chairman and Chief Executive Officer of Stratex Networks. “With this acquisition, we believe that our worldwide infrastructure and sales channels, combined with this innovative product line and development team, will enable Stratex Networks to significantly grow our worldwide presence in the license-exempt transmission market. Importantly, we can now directly support the growing reseller network for this product line, especially in North America. Finally, the acquisition will expand our growing physical presence in the sub-Sahara Africa market, an area of strong growth for Stratex Networks.”

Plessey Broadband Wireless is located in Cape Town, South Africa, where Stratex Networks intends to continue its operation. Stratex Networks already has facilities in Johannesburg.

According to Ian Masson, Divisional Managing Director, Plessey Broadband Wireless Division, “Our license-exempt products have been gaining momentum due to their unique features and leading technology. Sold through a number of channels worldwide, our experience with Stratex Networks has been particularly positive despite the relatively short period of the private label agreement. We believe that by combining with Stratex Networks we will be able to provide a uniquely powerful approach to a truly global customer set.”

The Plessey product line is available in 2.4 and 5.8 GHz license-exempt bands and currently provides interfaces including 10 Base-T bridged Ethernet and up to 8xE1 or 8xT1. The product line offers the ability to upgrade capacity through software, drastically reducing the number of hardware options required. This full-featured system also contains a frequency spectrum analyzer providing the ability to identify the existence of frequency interference. With the rapidly increasing use of these license- exempt bands, this provides for excellent quality of service.

A conference call with company management will follow this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Investors are invited to listen to the call live via the Internet at http://www.stratexnet.com/. Investors can listen via telephone by dialing (877) 543-9372 domestic or (706) 643-3737 international and entering conference identification number 2767754. A telephone replay using the same conference identification number will be accessible at (800) 642-1687 domestic or (706) 645-9291 international beginning approximately two hours after conclusion of the live call. The Internet link and telephone replay will be available for a period of two weeks following the conference call.

About Stratex Networks

With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s foremost wireless transmission solutions providers for worldwide mobile and broadband access communications networks. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless high-capacity transmission technology. Additional information is available at www.stratexnet.com.

Note Regarding Forward-Looking Statements: This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits from the acquisition of the Plessey Broadband Wireless division; the benefits of the Plessey wireless products; our belief that our worldwide infrastructure and sales channels, combined with the Plessey product line and development team, will enable us to significantly grow our worldwide presence in the license-exempt transmission market; that this acquisition will enable us to directly support the growing reseller network for this product line, especially in North America; that the acquisition will expand our growing physical presence in the sub-Sahara Africa market, an area of strong growth for us; the belief that as a result of this acquisition we will be able to provide a uniquely powerful approach to a truly global customer set. These forward-looking statements are based on current expectations and we assume no obligation to update this information. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain risks and uncertainties, including the risk of customer acceptance of the acquisition, increased competition, continuation or further tightening of global capital markets for telecommunications and mobile cellular projects, and economic and political instability in the markets in which we compete. In addition, our backlog is not necessarily indicative of our revenues in any future period. For a further discussion of such factors, see the information provided under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Factors that May Affect Future Financial Results” in Stratex Networks’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

Stratex Networks is a registered trade name of Stratex Networks, Inc.